EXHIBIT 99.1

CONTACT:
William Koziel
Chief Financial Officer
(847) 597-8803

FOR IMMEDIATE RELEASE

Così, Inc. Announces Receipt of Nasdaq Delisting Letter and Intention to Appeal

DEERFIELD, Ill., March 22, 2010 -- Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today announced that on March 16, 2010 it received a letter from the Nasdaq staff stating that the Company has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(a)(1) and as a result the Company's common stock is subject to delisting. The letter also stated that the Company may appeal the staff determination to a Nasdaq Listing Qualifications Panel.

The Company intends to appeal the staff determination to a Nasdaq Listing Qualifications Panel. Although there can be no assurance that the Panel will grant the Company's request for continued listing, the appeal will stay the delisting of the Company's stock from The Nasdaq Global Market pending the Panel's decision. The Company intends to present a plan that includes a discussion of the events that it believes will enable it to regain compliance with Nasdaq Listing Rule 5450(a)(1), which plan will include a commitment to effect a reverse stock split, if necessary.  In connection with this plan, the Board of Directors has authorized submitting a proposal to the Company’s stockholders at the Company’s annual meeting asking the shareholders to approve a reverse split which -- if approved – the Company believes will satisfy Nasdaq's minimum bid price per share requirement.  If approved, the reverse stock split would only be effected if the Company has not otherwise satisfied the NASDAQ minimum price requirement prior to the split.

About Così, Inc.
Così (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 99 Company-owned and 44 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Così vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così menu features Così sandwiches, freshly-tossed salads, melts, soups, Così bagels, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “Così ( w/hearth design),” “Simply Good Taste” and related marks are registered trademarks of Così, Inc.
Copyright © 2010 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

Cosi intends to file a preliminary proxy statement regarding the reverse stock split proposal, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of Cosi are urged to read the definitive proxy statement when it becomes available because it will contain important information about Cosi and the reverse stock split proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of Cosi's annual, quarterly and current reports at the SEC's web site at www.sec.gov. A free copy of the definitive proxy statement and all of Cosi's annual, quarterly and current reports may also be obtained from Cosi. Cosi and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Cosi's stockholders in favor of the reverse stock split proposal. Information regarding the security ownership and other interests of Cosi's executive officers and directors will be included in the definitive proxy statement.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.